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                                                                    Exhibit 23.1

[LOGO OF KPMG APPEARS HERE]

        1201 Market Street
        Suite 1001
        Wilmington, DE 19801-1808



The Board of Directors
Internet Capital Group, Inc.:


We consent to the use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP


Philadelphia, Pennsylvania
August 3, 1999